PPG INDUSTRIES, INC.
BOARD OF DIRECTORS

SUMMARY
OF
COMPENSATION
AND
BENEFITS

The following is a summary of the compensation and benefits provided to non-employee members of the Board of Directors of PPG Industries, Inc.

Retainers and Meeting Fees

Each non-employee Director will receive an annual retainer of $90,000. An additional annual retainer is paid to the Chairperson of the following committees as indicated below:

Committee	Retainer
Audit	$7,500
Nominating	$5,000
O-D Compensation	$5,000
Investment	$5,000

Deferred Compensation

The PPG Industries, Inc. Deferred Compensation Plan for Directors gives each non-employee Director the opportunity to defer receipt of all or any portion of the compensation each such Director earns as a Director until such Director leaves the Board. Each non-employee Director’s Plan account is credited in the form of stock equivalents with the amount of compensation that is deferred and such stock equivalents are credited with dividend equivalents as and to the extent dividends are declared in respect of PPG’s common stock.

For compensation deferred prior to January 1, 2005, each non-employee Director may elect to receive payment of such Director’s account balance in one to fifteen annual installments after leaving the Board of Directors. For compensation deferred on or after January 1, 2005, each Director’s account balance will be paid out in a lump sum six months after such Director leaves the Board. Distributions are made in the form of PPG Common Stock. In the event of a Director’s death, payment will be made to such Director’s beneficiary.

stock options

Each non-employee Director receives an annual Stock Option Grant of 2,500 option shares. Grants are made on the date of the February Officers-Directors Compensation Committee (ODCC) meeting, and the exercise price is the closing price for that day. Each option grant is exercisable three years after the date of the grant and has a 10-year term. Options granted prior to January 1, 2004, are exercisable one year after the date of the grant and have a 10-year term.

stock ownership

PPG has established Stock Ownership Guidelines for all Directors effective January 1, 2005. All Directors must own 5,000 shares of PPG stock. Directors can achieve this requirement by either deferring a portion of their compensation to the Deferred Compensation Plan or by certifying ownership of shares in personal brokerage accounts.

dividend reinvestment and Stock Purchase Plan

The Investor Services Program provides all PPG Shareholders with a convenient way to reinvest dividends and purchase additional shares of PPG common stock without having to pay brokerage commissions or service charges. If a non-employee Director holds any shares of PPG common stock, such Director is eligible to participate in the Plan at any time.

All shares that are purchased through this Plan are held by the Plan Administrator and earn dividends. A statement of account is mailed to Plan participants after each dividend payment date, and each participant is entitled to vote the shares held in the Plan on their behalf. Participants may also withdraw shares held in the Plan.

Insurance Coverage

Each non-employee Director is provided with liability coverage for claims against such Directors relating to their service as a PPG director, accidental death and dismemberment insurance coverage and aircraft travel insurance coverage.

Directors’ Charitable Award Plan

Non-employee Directors who were elected prior to July 17, 2003, are eligible to participate in the Directors’ Charitable Award Plan. Under the provisions of this Plan, PPG makes a charitable contribution of $1,000,000 in the name of each non-employee Director at the time of their death.

Matching Gifts

The PPG Industries Foundation Matching Gift Program enhances personal charitable giving by PPG non-employee Directors by matching contributions to eligible institutions. Contributions must be a minimum of $25 up to a total of $10,000 per year. Eligible institutions include colleges or universities, private secondary schools, cultural institutions, and organizations serving exceptional children.